Exhibit 99.2

Our Company
     We are an independent refiner and marketer of high value transportation fuels and, through a limited partnership, a producer of nitrogen fertilizers in the form of ammonia and urea ammonia nitrate, or UAN. We are one of only eight petroleum refiners and marketers located within the mid-continent region (Kansas, Oklahoma, Missouri, Nebraska and Iowa) and the nitrogen fertilizer business is the only marketer of ammonia and UAN fertilizers in North America that produces ammonia using a petroleum coke, or pet coke, gasification process.
     Our petroleum business includes a 115,000 barrel per day, or bpd, complex full coking medium-sour crude oil refinery in Coffeyville, Kansas. In addition, we own and operate supporting businesses that include:
•	a crude oil gathering system serving Kansas, Oklahoma, western Missouri, eastern Colorado and southwestern Nebraska;

•	a 145,000 bpd pipeline system that transports crude oil to our refinery with 1.2 million barrels of associated company-owned storage tanks and an additional 2.7 million barrels of leased storage capacity located at Cushing, Oklahoma;

•	a rack marketing division supplying product through tanker trucks directly to customers located in close geographic proximity to Coffeyville and Phillipsburg and to customers at throughput terminals on refined products distribution systems run by Magellan Midstream Partners L.P., or Magellan, and NuStar Energy, LP, or NuStar; and

•	storage and terminal facilities for refined fuels and asphalt in Phillipsburg, Kansas.
     Our refinery is situated approximately 100 miles from Cushing, Oklahoma, one of the largest crude oil trading and storage hubs in the United States, which provides us with access to virtually any crude oil variety in the world capable of being transported by pipeline. We sell our products through rack sales (sales which are made at terminals into third party tanker trucks) and bulk sales (sales through third party pipelines) into the mid-continent markets via Magellan and into Colorado and other destinations utilizing the product pipeline networks owned by Magellan, Enterprise Products Operating, L.P. and NuStar.
     The nitrogen fertilizer business consists of a nitrogen fertilizer plant in Coffeyville, Kansas that includes two pet coke gasifiers. The nitrogen fertilizer business is the only operation in North America that utilizes a pet coke gasification process to produce ammonia (based on data provided by Blue, Johnson & Associates). By using pet coke (a coal-like substance that is produced during the refining process) instead of natural gas as a primary raw material, at current natural gas and pet coke prices, we believe the nitrogen fertilizer plant business is one of the lowest cost producers and marketers of ammonia and UAN fertilizers in North America. The nitrogen fertilizer manufacturing facility is comprised of (1) a 1,225 ton-per-day ammonia unit, (2) a 2,025 ton-per-day UAN unit and (3) a dual train gasifier complex, each having a capacity of 84 million standard cubic feet per day. A majority of the ammonia produced by the nitrogen fertilizer plant is further upgraded to UAN fertilizer (a solution of urea and ammonium nitrate in water used as a fertilizer). On average during the last five years, over 74% of the pet coke utilized by the fertilizer plant was produced and supplied to the fertilizer plant as a by-product of our refinery.

     The following chart shows (1) net sales, operating income and net income (loss) for CVR Energy on a consolidated basis and (2) net sales and operating income for each of CVR Energy’s two business segments.

	Year Ended December 31,
	2007	2008	2009
		(in millions)
Consolidated
Net sales	$2,966.9	$5,016.1	$3,136.3
Operating income	186.6	148.7	208.2
Net income (loss)	(67.6)	163.9	69.4
Petroleum Business
Net sales	$2,806.2	$4,774.3	$2,934.9
Operating income	144.9	31.9	170.2
Nitrogen Fertilizer Business
Net sales	$165.9	$263.0	$208.4
Operating income	46.6	116.8	48.9
Key Market Trends
     We have identified several key factors that we believe influence the long-term outlook for the refining and nitrogen fertilizer industries generally and in the areas where we operate and sell our products.
     For the refining industry, these factors include the following:
•	High capital costs, historical excess refining capacity and incremental regulatory requirements have limited the construction of new refineries in the United States over the past 30 years. Although certain regions in the U.S. continue to have excess capacity, consolidation and closure of existing refineries accelerated beginning in 2009 and is expected to continue, which we believe should reduce refining capacity as compared to current levels.

•	Higher crude oil prices have resulted in increased domestic crude oil production, leading to increased domestic crude supply.

•	Even in a cyclically low demand environment, refining capacity in the mid-continent region where we operate is insufficient to meet required product demand in this region. We believe that this should result in PADD II Group 3 refiners earning higher margins on product sales.

•	Increasing demand for sweet crude oils and higher incremental production of lower-cost sour crude are expected to provide a cost advantage to sour crude processing refiners.

•	U.S. fuel specifications, including reduced sulfur content and reduced vapor pressure, which accommodates ethanol blending and reduces fuel volatility, should benefit refiners who are able to efficiently produce fuels that meet these specifications.
     For the nitrogen fertilizer industry, these factors include the following:
•	Despite the severe global economic downturn of 2009, the worldwide growth in population, the continued increased demand for protein in the diets of developing countries and the improving economy in late 2009 and early 2010 have led to greater demand for food. With rising demand for food, crop prices remain well above historical levels. We believe crop prices will remain strong over the coming years, providing farmers with financial incentives to strive for increased production, which will lead to higher application rates for the nitrogen-based fertilizers we produce.

•	Nitrogen fertilizer prices reached historical highs during the second quarter of 2008, then declined significantly in late 2008 through the second quarter of 2009 as economic uncertainty caused dealers and farmers to become extremely cautious. Fertilizer prices began to recover during the third quarter of 2009 and have since continued to trend upward. As nitrogen fertilizers must be replenished annually, farmers are now refocused on the need to address nutrient shortfalls in the soil and the distribution chain. In light of improving markets, increased demand and the upward pricing trends that we have recently seen, we believe nitrogen fertilizer prices should continue to remain strong in the near term and will remain significantly above the historic lows seen in the second quarter of 2009.

•	The Energy Independence and Security Act of 2007 requires fuel producers to use at least 36 billion gallons of biofuel (such as ethanol) by 2022, a nearly five-fold increase over current levels. The increase in grain production necessary to meet this requirement is expected to result in rising demand for nitrogen-based fertilizers.

•	World population and economic growth, combined with changing dietary trends in many nations, has significantly increased global demand for agricultural products and fertilizer. U.S. market prices are set by global fertilizer prices, and as demand and prices increase worldwide, we would expect U.S. demand and prices to increase as well.
     Both of our businesses are cyclical and volatile and have experienced downturns in the past.
Our Strengths
     Regional Advantage and Strategic Asset Location. Our refinery is located in the southern portion of the PADD II Group 3 distribution area. Because refined product demand in this area exceeds production, the region has historically required U.S. Gulf Coast imports to meet demand. We estimate that this favorable supply/demand imbalance allowed refineries in PADD II Group 3 to generate higher refining margins, measured by the 2-1-1 crack spread, as compared to U.S. Gulf Coast refineries on average during the last four years. The 2-1-1 crack spread is a general industry standard that approximates the per barrel refining margin resulting from processing two barrels of crude oil to produce one barrel of gasoline and one barrel of heating oil.
     In addition, the nitrogen fertilizer business is geographically advantaged to supply nitrogen fertilizer products to markets in Kansas, Missouri, Nebraska, Iowa, Illinois and northern Texas without incurring intermediate transfer, storage, barge or pipeline freight charges. Because the nitrogen fertilizer business does not incur these costs, this geographic advantage provides it with a distribution cost advantage over competitors not located in the farm belt who transport ammonia and UAN from the U.S. Gulf Coast, based on recent freight rates and pipeline tariffs for U.S. Gulf Coast importers.
     Access to and Ability to Process Multiple Crude Oils. In recent years, we have significantly expanded the variety of crude grades processed in any given month to optimize the profitability of and enhance security of supply to our refinery. While our proximity to the Cushing crude oil trading hub minimizes the likelihood of an interruption to our supply, we intend to further diversify our sources of crude oil. Among other initiatives in this regard, we maintain capacity on the Spearhead pipeline, which connects Chicago to the Cushing hub, and receive foreign and deepwater domestic crudes via the Seaway Pipeline System. We maintain leased storage in Cushing to facilitate optimal crude purchasing and blending and own and operate a crude gathering system serving Kansas, Oklahoma, western Missouri, eastern

Colorado and southwestern Nebraska, which allows us to acquire quality crudes at a discount to West Texas Intermediate crude oil, or WTI, which is used as a benchmark for other crude oils. We also have the ability to receive crude oil by rail directly at our refinery.
     High Quality, Upgraded Refinery with Solid Track Record. Our refinery’s complexity allows us to optimize the yields (the percentage of refined product that is produced from crude and other feedstocks) of higher value transportation fuels (gasoline and distillate), which currently account for approximately 90% of our liquid production output. Complexity is a measure of a refinery’s ability to process lower quality crude in an economic manner. From 2005 through December 31, 2009, we invested approximately $521 million to modernize our oil refinery and to meet more stringent U.S. environmental, health and safety requirements. As a result, our refinery’s complexity increased from 10.0 in 2005 to 12.2 in 2009, we significantly improved our assets’ reliability and redundancy and we enhanced the profitability of our refinery during periods of high crack spreads while enabling the refinery to operate more profitably at lower crack spreads than was previously possible. In addition, we achieved significant increases in our refinery’s total throughput, from an average of approximately 98,300 bpd in June 2005 to an average in excess of 120,000 bpd for the year ended December 31, 2009.
     Unique Coke Gasification Fertilizer Plant. The nitrogen fertilizer plant, completed in 2000, is the newest fertilizer facility in North America and the only one of its kind in North America using a pet coke gasification process to produce ammonia. While this facility is unique to North America, gasification technology has been in use for over 50 years in various industries to produce fuel, chemicals and other products from carbon-based source materials. Because it uses significantly less natural gas in the manufacture of ammonia than other domestic nitrogen fertilizer plants, the nitrogen fertilizer business’ feedstock cost per ton for ammonia is considerably lower than that of its natural gas-based fertilizer plant competitors. We estimate that the facility’s production cost advantage over U.S. Gulf Coast ammonia producers is sustainable at natural gas prices as low as $3.50 per MMBtu (at March 8, 2010, the price of natural gas was $4.53 per MMBtu).
     Experienced Management Team. Our senior management team averages over 29 years of refining and fertilizer industry experience and, in coordination with our broader management team, has increased our enterprise value since 2005, when we acquired our business, by enhancing the overall reliability and production capabilities of our businesses. Mr. John J. Lipinski, our Chief Executive Officer, has over 37 years of experience in the refining and chemicals industries, and prior to joining us in June 2005 was in charge of a 550,000 bpd refining system and a multi-plant fertilizer system. Mr. Stanley A. Riemann, our Chief Operating Officer, has over 36 years of experience, and prior to joining us in March 2004, was in charge of one of the largest fertilizer manufacturing systems in the United States. Mr. Edward A. Morgan, our Chief Financial Officer, has over 18 years of finance experience, including 7 years in the energy industry, and prior to joining us in May 2009, was the chief financial officer of a New York Stock Exchange-listed downstream energy company.
Our Strategy
     The primary business objective for our refining business is to strengthen our position as an independent refiner and marketer of refined fuels in our markets by maximizing the throughput and efficiency of our petroleum refining assets. In addition, management’s business objective on behalf of the nitrogen fertilizer business is to maximize the production and efficiency of the nitrogen fertilizer facilities. We intend to accomplish these objectives through the following strategies:
     Maintain and increase cash flow with minimal need for significant capital expenditure projects. Our refinery is located in a region of the United States in which refined product demand exceeds production. Since 2005, we have invested significantly to modernize our refinery and increase the volume and quality of its output. In addition, there is high demand for the products produced by the nitrogen fertilizer business, which operates the newest fertilizer plant in North America. We believe our significant capital expenditures to date combined with demand for our products will allow us to maintain a recurring stream of revenue with minimal need for significant large capital projects. We continually evaluate likely levels of future demand and will endeavor to make future capital expenditures in order to increase future recurring revenues and cash flow.
     Capitalize on low operating cost advantage. Increasing demand for sweet crude oils and higher incremental production of lower-cost sour crude are expected to provide a cost advantage to sour crude processing refiners and the location of our refinery provides us with a reliable supply of crude oil and a transportation cost advantage over our competitors. In addition, we believe the nitrogen fertilizer business is one of the lowest cost producers and marketers of ammonia and UAN fertilizers in North America. We continually review on an ongoing basis efficiency-based and other projects that could reduce overall operating costs. For example, by redesigning the system that segregates carbon dioxide, or CO2, during the gasification process, the nitrogen fertilizer business estimates that it will be able to produce approximately 25 tons per day of incremental ammonia.
     Continue productivity improvements and capacity optimization. We continually strive to improve our operating efficiency. We completed the greenfield construction of a new continuous catalytic reformer in 2008 to increase the profitability of our petroleum business through increased refined product yields and the elimination of scheduled downtime associated with the catalytic reformer that was replaced. In addition, this project reduced the dependence of our refinery on hydrogen supplied by the fertilizer facility, thereby allowing the nitrogen fertilizer business to generate higher margins by increasing its capacity to produce ammonia and UAN rather than hydrogen.
     We have increased the gathering capacity of our crude oil gathering system from approximately 7,000 bpd in 2005 to a gathering capacity in excess of 30,000 bpd in 2009. This increased capacity has provided higher margins and a base supply of feedstock for our refinery that is an attractive and competitive supply of crude oil. We plan to continue to increase the capacity of our crude oil gathering system so that we may eventually utilize this asset to provide crude oil to other refineries in addition to our own.
     Focus on minimizing downtime. We continually strive to maximize the production of our oil refining and nitrogen fertilizer facilities in order to meet demand. We seek to minimize downtime at our oil refining facility through a diligent planning process that takes into account the margin environment, the availability of resources to perform the needed maintenance, feedstock logistics and other factors. We seek to minimize downtime at the nitrogen fertilizer facility through a diligent planning process that takes into account margin environment, the availability of resources to perform the needed maintenance, feedstock logistics and other factors.
     Provide high level of customer service. We focus on providing our customers with the highest level of service. We have significantly expanded the variety of crude grades we process, allowing us to offer customers consistent and reliable service across a wide range of products. The fertilizer plant has demonstrated consistent levels of production while operating at close to full capacity. All of the fertilizer plant’s product shipments are targeted to freight advantaged destinations located in the U.S. farm belt, allowing the fertilizer business to quickly and reliably service customer demand. We believe a continued focus on customer service will allow us to maintain relationships with existing customers and grow our business.
     Consider strategic acquisitions. We intend to selectively consider strategic acquisitions within the energy industry. We will seek acquisition opportunities in our existing areas of operation that have the potential for operational efficiencies. We may also examine opportunities in the energy industry outside of our existing areas of operation and in new geographic regions. In addition, working on behalf of the Partnership, management may pursue strategic acquisitions within the fertilizer industry, including opportunities in different geographic regions. We have no agreements or understandings with respect to any acquisitions at the present time.
     Pursue opportunities to maximize the value of the nitrogen fertilizer business. Our management, acting on behalf of the Partnership, will continually evaluate opportunities that are intended to enable the Partnership to grow its distributable cash flow. We continually review on an ongoing basis efficiency-based and other projects that could reduce overall operating costs, and in turn incrementally increase ammonia production and utilize byproducts to generate revenue. The nitrogen fertilizer business has a proven track record of operating gasifiers and is well positioned to offer operating and technical services as a third-party operator to other gasifier-based projects. In addition, we completed an engineering review for the construction of an additional UAN unit that would enable us to increase UAN production by 50% and may elect to proceed with construction in the future if economic conditions warrant.

Recent Developments
     Debt Repayment. In January 2010, we made a voluntary unscheduled principal payment of $20.0 million on our tranche D term loans. In February 2010, we made a second voluntary unscheduled principal payment of $5.0 million. Our outstanding term loan balance following the repayments, as of February 28, 2010, was $453.3 million. In connection with these voluntary prepayments, we paid a 2.0% premium totaling $0.5 million to the lenders under our first priority credit facility. These unscheduled principal payments occurred primarily as a result of a partial reduction to our contango crude oil inventory in January and February 2010.
     Bank Amendment. On March 12, 2010, we entered into the fourth amendment to our first priority credit facility. The amendment, among other things, allows us to issue junior lien debt, subject to certain conditions, including, but not limited to, a requirement that 100% of the proceeds are used to prepay the tranche D term loans. The amendment also allows us to issue up to $350.0 million of first lien debt, including the first lien notes, subject to certain conditions, including, but not limited to, a requirement that 100% of the proceeds are used to prepay any remaining tranche D term loans. The amendment also provides us with significant financial flexibility through modifications to our financial covenants.
     Business Environment. Crack spreads in the refining industry generally, and at our company, have continued to be weak during the first two months of 2010 and are substantially below that experienced in the first quarter of 2009. We have seen reduced demand for gasoline and other refined products, due in part to higher unemployment and economic uncertainty in the United States, particularly in the Midwest. This has resulted in excess inventories in crude oil and other refined products, which has resulted in lower crack spreads across the US including in the Group III, PADD 2 region of the country where we operate. In March 2010, however, we have seen a shift in this dynamic and substantial improvement in crack spreads and inventory levels. Additionally, throughout the first quarter of 2010, we have seen significantly higher pricing for ammonia and UAN as compared to the third quarter of 2009. As a result of these trends, we expect that our Adjusted EBITDA and operating income in the first quarter of 2010 will be significantly less than the equivalent measures in the first quarter of 2009.